Exhibit 11

                                 EPICEDGE, INC.

                             AMENDMENT NO. 3 TO THE
                             ----------------------

                   NOTE AND PREFERRED STOCK PURCHASE AGREEMENT
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         THIS AMENDMENT NO. 3 TO THE NOTE AND PREFERRED STOCK PURCHASE AGREEMENT
(this "Amendment") is made as of July 18, 2002, among EpicEdge, Inc., a Texas corporation ("Company"), and Edgewater Private Equity Fund III, L.P., a Delaware limited partnership ("Edgewater"). Terms not otherwise defined herein shall have the meanings as set forth in the Purchase Agreement (as defined below).

         WHEREAS, the Company entered into the Note and Preferred Stock Purchase Agreement as of April 16, 2002 among the Company, Edgewater, Fleck T.I.M.E. Fund, L.P., a Connecticut limited partnership, John Paul DeJoria, an individual, Patrick Loche, an individual and certain other Persons that may become a party to the Note and Preferred Stock Purchase Agreement from time to time in accordance with Section 2.4 thereof, if any, and entered into Amendment No. 1 to the Note and Preferred Stock Purchase Agreement on April 29, 2002, and entered into Amendment No. 2 to the Note and Preferred Stock Purchase Agreement on June 14, 2002 (as amended, the "Purchase Agreement"), in connection with the issuance by the Company of notes convertible into preferred stock of the Company;

         WHEREAS, as amended, in Section 6.8 of the Purchase Agreement the Company made the affirmative covenant that, on the next business day after the approval by the shareholders of an amendment or amendment and restatement of the Articles providing for (a) an increase of the number of shares of Common Stock authorized to be issued from 50,000,000 shares to 100,000,000, (b) the authorization of 10,000,000 shares of Series A Stock and 10,000,000 of Series B Stock, (c) the rights, preferences and privileges of the Series A Stock and Series B Stock as set forth in the Certificates, it would immediately file such amendment or amendment and restatement of the Articles, which shall contain the Certificates or the terms thereof (the "Amendment and Restatement"), with the Secretary of State of Texas;

         WHEREAS, due to the delays noted below, the Company has not yet filed the Amendment and Restatement and wishes to extend the date by which it must file the Amendment and Restatement;

         WHEREAS, due to delays beyond the control of the Company, the Company has been substantially delayed in receiving final approval from the AMEX of the additional listing application it filed, pursuant to Section 6.7 of the Purchase Agreement, with the AMEX for the purposes of listing on the AMEX the shares of Investor Common Stock (as defined in the September Purchase Agreement) issued to Edgewater and TIME pursuant to the September Purchase Agreement and the shares of Conversion Stock issuable to the Purchasers pursuant to the Purchase Agreement (the "Additional Listing Application");

         WHEREAS, the Company wishes to postpone the date of the Equity Closing until a later date which would allow the Company sufficient time to receive final approval from the AMEX of the Additional Listing Application; and

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         WHEREAS, the Company and Edgewater desire to amend the Purchase
Agreement in order to extend the date by which the Amendment and Restatement must be filed and to extend the date of the Equity Closing.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Section 6.8 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

         "6.8 Increase of Authorized Shares of Common Stock and Preferred Stock. The Company shall call to order the Annual Meeting on or prior to July 12, 2002, for the purpose, among other things, of approving an amendment or amendment and restatement of the Articles providing for (a) an increase of the number of shares of Common Stock authorized to be issued from 50,000,000 shares to 100,000,000, (b) the authorization of 10,000,000 shares of Series A Stock and 10,000,000 of Series B Stock, (c) the rights, preferences and privileges of the Series A Stock and Series B Stock as set forth in the Certificates, and (d) all other matters related to the transactions contemplated hereby for which shareholder approval is required. On or before July 18, 2002, the Company shall immediately file such amendment or amendment and restatement of the Articles, which shall contain the Certificates or the terms thereof, with the Secretary of State of Texas."

         2. Section 7.1(k) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

            "(k) all of the conditions set forth in Section 5.2 hereof have not occurred and the Equity Closing has not been completed on or prior to the earliest to occur of (i) the second business day following the day on which the Company receives final approval from the AMEX of the additional listing application filed with the AMEX for the purpose of the listing on the AMEX of the shares of Investor Common Stock (as defined in the September Purchase Agreement) issued to Edgewater and TIME pursuant to the September Purchase Agreement and the shares of Conversion Stock issuable to the Purchasers pursuant to this Agreement or (ii) July 31, 2002."

         3. Miscellaneous.
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           (a) Except as expressly amended as provided above, the Purchase
Agreement remains unmodified and in full force and effect and is hereby renewed, ratified and affirmed by the Company and Edgewater.

           (b) Pursuant to Section 9.5 of the Purchase Agreement, once endorsed in writing and fully signed by the Company and the Purchaser Majority, this Amendment shall be binding upon each of the parties to the Purchase Agreement, whether or not all of such parties have executed a counterpart of this Amendment.

           (c) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original. Any party may execute this Amendment by facsimile signature, which shall be deemed to constitute an original for all purposes.

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       AMENDMENT NO. 3 TO THE NOTE AND PREFERRED STOCK PURCHASE AGREEMENT
                                 SIGNATURE PAGE

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 to the Note and Preferred Stock Purchase Agreement on the date first written above.

                                         EPICEDGE, INC.,
                                         a Texas corporation d/b/a EpicEdge

                                         By: /s/ Richard Carter
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                                         Richard Carter
                                         President and Chief Executive Officer


                                         EDGEWATER PRIVATE EQUITY FUND III, L.P.

                                         By:  Edgewater III Management, L.P.
                                         Its: General Partner

                                         By:  Gordon Management, Inc.
                                         Its: General Partner

                                         By:  /s/ Mark McManigal
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                                         Its: Vice President
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